Exhibit 99.1

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into as of January 14, 2015, by and among Hecla Mining Company, a Delaware corporation (the “Company”) as sponsor of the Hecla Mining Company Retirement Plan (the “Plan”), the Hecla Mining Company Retirement Committee (“Committee”), as the named Plan fiduciary acting for and on behalf of the Plan, and U.S. Bank National Association, as trustee of the Trust (as defined below) (“Trustee”).

WHEREAS, the Trust Agreement dated January 12, 1981, as amended, between the Company, as grantor, and the Trustee, as successor trustee, governs a trust which holds Plan assets (the “Trust”).

WHEREAS, the Company’s Board of Directors (the “Board”) appointed the Committee as a “named fiduciary” with respect to the Plan within the meaning of Section 402(a) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”).

WHEREAS, the Company desires, on the terms set forth in this Agreement, to contribute up to 5,000,000 shares of common stock of the Company, par value $0.25 (“Common Stock”) that shall have, at the time of contribution, an aggregate value of $3,800,348 (or such other amount as may subsequently be determined by the Committee to satisfy the minimum funding obligations of the Company to the Plan under ERISA for 2015 (the “Minimum Obligations”)) (the “Securities”) to the Trust (the “Contribution”).

WHEREAS, concurrently with the execution of this Agreement, the Company, the Committee, and the Trustee have executed that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the date hereof, under which the Company grants certain registration rights with respect to the Securities, on the terms and conditions set forth therein.

WHEREAS, concurrently with the execution of this Agreement, the Committee has executed a direction letter, dated as of the date hereof, which directs the Trustee to accept this Agreement and honor this Agreement’s terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties hereby agree as follows:

1.	CONTRIBUTION; VALUATION; AND REGISTRATION.

(a) Contributions of Securities. On the terms set forth in this Agreement, effective immediately, the Company hereby agrees to contribute to the Trust the Securities, in no less than the amounts and on or prior to the dates set forth on Appendix A to this Agreement (or in such amounts as the Company and the Committee may otherwise agree, provided that the Minimum Obligations are satisfied).

(b) Valuation. The Company and the Committee agree and acknowledge that the aggregate value of the Contribution as of the date hereof shall be as set forth above (or as the Company and the Committee may otherwise agree, provided that the Minimum Obligations are satisfied) and that such amount shall be applied as a credit against the obligation to fund the Trust for purposes of the Internal Revenue Code of 1986, as amended (“Code”), and ERISA. For purposes of this Agreement, such amount shall be considered the purchase price paid by the Trust for the Securities.

(c) Registration. The Securities will be subject to the Registration Rights Agreement.

2.	REPRESENTATIONS AND WARRANTIES.

(a) Representations of the Company. The Company represents and warrants to the Committee and the Trustee as of the date hereof:

(i) The Company is validly existing as a corporation in good standing under the laws of the State of Delaware;

(ii) The Securities have been duly authorized and, when issued to and accepted by the Trust in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable shares of Common Stock;

(iii) This Agreement has been duly authorized, executed and delivered by the Company and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company, and each constitutes a valid legally binding agreement of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles and except as to the enforceability of the indemnification or contribution provisions contained therein;

(iv) The issuance of the Securities to the Trust and the compliance by the Company with all of the provisions of the Registration Rights Agreement and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any material indenture, mortgage, deed of trust, loan agreement or other material agreement instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, nor will such action result in any violation of the provisions of the Company’s Certificate of Incorporation, as currently in effect, or Bylaws, as amended, by the Company or the charter or bylaws or similar governing documents of any of its subsidiaries or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their respective properties;

(v) No commission within the meaning of Section 408(e)(2) of ERISA, brokerage fee or other charge will become due or payable in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, including the contribution of the Securities;

(vi) It is not necessary in connection with the offer, sale and delivery of the Securities by the Company to the Trust to register the Securities under the Securities Act of 1933, as amended, or under the securities laws of any state, because the Securities are exempt from such registration; the Securities have not been so registered; and the Company is issuing the Securities to the Trust in reliance upon an exemption from such registrations.

(vii) The Securities are qualifying employer securities (as defined in Section 407(d)(5)(B) of ERISA); and

(viii) Immediately after the Trust acquires the Securities, the fair market value of the Securities held by the Plan, together with the fair market value of other employer securities and employer real property held by the Plan does not exceed 10 percent of the fair market value of the assets of the Plan, as required by Section 407(a)(2) of ERISA.

(b) Representations of the Committee. The Committee hereby represents and warrants to the Company and the Trustee as of the date hereof:

(i) The Committee understands and acknowledges that the Securities have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state, and the Company is issuing the Securities to the Trust in reliance upon an exemption from such registrations;

(ii) The Committee acquired sufficient information to reach an informed and knowledgeable decision to accept the Contribution;

(iii) The Committee made an independent judgment as to its fiduciary obligations concerning the Securities and the Contribution contemplated by this Agreement and the Registration Rights Agreement;

(iv) The Committee shall not cause the Trust to dispose of the Securities except pursuant to an effective Registration Statement or an exemption from registration;

(v) The Committee shall not cause the Trust to dispose of the Securities in a manner that is contrary to the terms of the Registration Rights Agreement, as amended from time to time;

(vi) The Committee acknowledges that, in order to reflect the restrictions on the disposition of the Securities, the Securities may be subject to restrictive instructions from the Company to its transfer agent, or may be endorsed with the following legend:

THE SECURITY EVIDENCED HEREBY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (b) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IF THE COMPANY SO REQUESTS), (2) TO THE COMPANY OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

3.	MISCELLANEOUS.

(a) Notices. Any notice, request, instruction, consent, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (i) upon delivery when personally delivered; (ii) on the delivery date after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); or (iii) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the recipient at the address indicated below:

If to the Company:

Hecla Mining Company

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815

Attn: David Sienko

If to the Committee:

Hecla Mining Company Retirement Committee

6500 N. Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815

Attn: Barry Nelson

If to the Trustee:

U.S. Bank National Association

c/o Jason Kaufman, Vice President and Relationship Manager

555 SW Oak St, 6th Fl

PD-OR-P6TD

Portland, OR 97204

(b) No Third Party Beneficiaries. This Agreement shall be for the sole and exclusive benefit of (i) the Company and its successors and permitted assigns and (ii) the Plan (including any trustee or sub-trustee thereof) and any other investment manager or managers acting on behalf of the Plan with respect to the Securities and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to give any other individual, partnership, firm, company, association, trust, unincorporated organization, joint venture, limited liability company, governmental authority or other entity (any of the foregoing, a “Person”) any legal or equitable right, remedy or claim under this Agreement.

(c) Cooperation. Each party hereto shall take such further action, and execute such additional documents, as may be reasonably requested by any other party hereto in order to carry out the purposes of this Agreement.

(d) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Idaho irrespective of the choice of laws principles of the State of Idaho.

(e) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon and benefit the Company, the Committee, the Trustee, and their respective successors and permitted assigns.

(f) Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under law. If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be illegal, invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (ii) the remainder of this Agreement or such term or provision and the application of such term or provision to other Persons or circumstances shall remain in full force and effect and shall not be affected by such illegality, invalidity or unenforceability, nor shall such invalidity or unenforceability affect the legality, validity or enforceability of such term or provision, or the application thereof, in any jurisdiction.

(g) Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall, without the posting of a bond, be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent any such failure of performance under, or breaches of, this Agreement, and to enforce specifically the terms and provisions hereof and thereof, this being in addition to all other remedies available at law or in equity, and each party agrees that it will not oppose the granting of such relief on the basis that the requesting party has an adequate remedy at law.

(h) Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of each of the parties.

(i) Headings. The descriptive headings of the Articles, Sections and paragraphs of this Agreement are included for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, modify or affect any of the provisions hereof.

(j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same Agreement. All signatures of the parties may be transmitted by electronic delivery, and each such electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of the party whose signature it reproduces and be binding upon such party.

*    *    *    *

IN WITNESS WHEREOF, the parties hereto, being duly authorized, have executed and delivered this Contribution Agreement on the date first above written.

HECLA MINING COMPANY

By:	/s/ David C. Sienko
Name: David C. Sienko
Title: Vice President and General Counsel

HECLA MINING COMPANY RETIREMENT COMMITTEE

By:	/s/ Phillips S. Baker, Jr.
Name: Phillips S. Baker, Jr. Chair

ACKNOWLEDGED BY: U.S. Bank National Association as Trustee of the Trust

By:	/s/ Jason H. Kaufman
Name: Jason H. Kaufman
Title: Vice President

Appendix A

Date Due	Amount ($)
January 15	761,401
April 15	835,314
July 15	835,314
September 15	533,005
October 15	835,314

Total 2015	3,800,348